                                                              Exhibit (a)(1)(xi)

                 AMENDED AND RESTATED OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       of
                               BAIRNCO CORPORATION
                                       at
                              $13.50 NET PER SHARE
                                       by
                              BZ ACQUISITION CORP.
                          A Wholly Owned Subsidiary of
                             STEEL PARTNERS II, L.P.

                                                                  March  2, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      We have been appointed by BZ Acquisition Corp. (the "Purchaser"), a
Delaware corporation and a wholly owned subsidiary of Steel Partners II, L.P., a
Delaware limited partnership ("Steel Partners II"), to act as Information Agent
in connection with its offer to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), and the associated preferred stock purchase rights (the "Rights" and, together with the Common Stock, the
"Shares"), of Bairnco Corporation, a Delaware corporation (the "Company"), at
$13.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Amended and Restated Offer to Purchase
dated March 2, 2007 (the "Offer to Purchase"), and the related Amended and
Restated Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

      The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by Steel Partners II, the Purchaser and their affiliates, represents at least a majority of the total number of
Shares outstanding on a fully diluted basis.

      For your information and for forwarding to your clients for whom you hold
Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

   1. Amended and Restated Offer to Purchase dated March 2, 2007;

   2. Amended and Restated Letter of Transmittal, including a Substitute
      Form W-9, for your use and for the information of your clients;

   3. The Company's amendment to its Solicitation/Recommendation
      Statement on Schedule 14D-9;

   4. Amended and Restated Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, the Depositary for
      the Offer, by the expiration of the Offer;

   5. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the
      Offer;

   6. Guidelines for Certification of Taxpayer Identification Number on
      Substitute Form W-9 providing information relating to backup federal income tax withholding; and

   7. Return envelope addressed to the Depositary.

      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

      THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON FRIDAY, MARCH 16, 2007, UNLESS THE OFFER IS EXTENDED.

     The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer.
The Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

      The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 23, 2007 (the "Merger Agreement"), by and among Steel
Partners II, the Purchaser and the Company. At the effective time of the Merger, each outstanding Share (other than Shares owned by the Purchaser or its direct parent, Shares owned by the Company as treasury stock and Shares held by stockholders who properly exercise dissenters' rights under Delaware law) will automatically be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon and subject to applicable withholding taxes, as set forth in the Merger Agreement and as described in the Offer to Purchase.

      In order to accept the Offer, a duly executed and properly completed
Letter of Transmittal and any required signature guarantees, or an Agent's
Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the
Depositary by 5:00 P.M., New York City time, on Friday, March 16, 2007.

      Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone number set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          MacKenzie Partners, Inc.

      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU
THE AGENT OF BZ ACQUISITION CORP., STEEL PARTNERS II, L.P., THE INFORMATION
AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY
DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE
OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED
THEREIN.

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